Exhibit 99.1

CONTACT:
Emma Almond
Emma.almond@manpowergroup.com

ManpowerGroup Elects Muriel Pénicaud to Board of Directors

MILWAUKEE NOVEMBER 15, 2022 /PRNewswire/ - ManpowerGroup (NYSE: MAN) announced today that Muriel Pénicaud, formerly French Ambassador to the OECD and the Minister of Labor in France under President Emmanuel Macron, has been elected to the company's Board of Directors, effective December 12, 2022. Prior to her public service Pénicaud was CEO of Business France and Senior Executive Vice President of Danone Group, in charge of Human Resources and part of the Executive Committee.

"We are delighted to welcome Muriel to the ManpowerGroup Board – she brings extensive knowledge of global labor markets and also has deep experience from leadership positions within the global consumer goods industry” said Jonas Prising, ManpowerGroup Chairman & CEO. “Muriel shares ManpowerGroup’s commitment to sustainability and creation of talent at scale, and is passionate about developing inclusive workforces, accelerating climate action and providing meaningful work for all. Her international perspective and career in both the public and private sectors will be a great asset to our Board as we execute on our global strategy to deliver value to our stakeholders.”

Exhibit 99.1

Pénicaud held the position of French Ambassador to the OECD from 2020 – 2022, responsible for leading the adoption of the program to fight climate change (IPAC), integrating youth and climate issues in the ministerial priorities of OECD member countries, and acting as Member of the Clean Energy Labor Council of the International Energy Agency. Pénicaud was Minister of Labor in France from 2017 to 2020, a period in which she led the reform of the labor code and the ‘Professional Future Act’ on behalf of the French government, with an enhanced focus on accelerating gender equality and developing investment plans and programs for apprenticeships, upskilling and reskilling, and inclusion.

Previously, from 2014 to 2017, Pénicaud was French Ambassador for International Investment and was also CEO of Business France, the national agency supporting the international development of the French economy. Prior to her government service, she held international positions within the private sector. From 2008 to 2014, she was the Senior Executive Vice-President, Human Resources at Danone Group and a member of its Executive Committee.

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About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across more than 75 countries and territories and has done so for over 70 years. We are recognized consistently for our diversity - as a best place to work for Women, Inclusion, Equality and Disability and in 2022 ManpowerGroup was named one of the World's Most Ethical Companies for the 13th year - all confirming our position as the brand of choice for in-demand talent.